Exhibit 99.1

Contact:

Shelley Boxer, V.P. Finance

MSC Industrial Direct Co., Inc.

(516) 812-1216

Investor Relations: Eric Boyriven/Jim Olecki
Press: Scot Hoffman

Financial Dynamics

(212) 850-5600

FOR IMMEDIATE RELEASE

MSC INDUSTRIAL DIRECT CO., INC. REPORTS

FISCAL 2006 SECOND QUARTER RESULTS

— Sales increase 12.7% to $305.9 million —

— Earnings per diluted share increase 26% to $0.49 —

Melville, NY, March 30, 2006 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC or the Company” one of the premier distributors of MRO supplies to industrial customers throughout the United States, today reported financial results for its fiscal 2006 second quarter ended February 25, 2006.

Net sales for the second quarter of fiscal 2006 rose 12.7% to $305.9 million from $271.4 million in the fiscal 2005 second quarter. Net income for the fiscal 2006 second quarter rose 21.6% to $33.3 million versus $27.4 million in the year-ago period. Fiscal 2006 second quarter diluted earnings per share increased 25.6% to $0.49, compared with diluted earnings per share of $0.39 in the second quarter of fiscal 2005. The Company’s results for the second quarter of fiscal 2006 include a charge of $0.01 per diluted share for the costs associated with the departure of an executive and a charge of $0.02 per diluted share related to the expensing of stock options as required by SFAS 123R. These charges were not present in the Company’s fiscal 2005 second quarter results.

For the first half of fiscal 2006, the Company’s net sales rose 12.6% to $601.8 million, compared to net sales of $534.7 million a year ago. Net income in the fiscal 2006 six-month period was $65.3 million, or $0.96 per diluted share, compared to $53.4 million, or $0.75 per diluted share, in the year ago period, an increase of 22.2% in net income and 28% in diluted earnings per share. Included in the Company’s results for the first six months of fiscal 2006 are charges totaling $0.05 per diluted share related to the expensing of stock options as required by SFAS 123R, as well as $0.01 per diluted share for costs related to the departure of an executive.

“We are very pleased with the results for the second quarter of fiscal 2006,” stated David Sandler, President and Chief Executive Officer. “Successful execution on our strategy and delivery of our value proposition to customers, allowed us to continue to gain share and grow in all of our markets, resulting in revenue growth of 12.7% in the quarter and financial performance that exceeded our original expectations. We saw balanced growth throughout our geographic regions, as well as between the manufacturing and non-manufacturing sectors of our business. Importantly, we continued to improve our profitability during the second quarter, expanding our income from operations to 17.7% of sales from 16.2% a year ago and substantially growing our earnings per share. All of these achievements were made while continuing to invest in our market expansion strategy, a clear sign of the leverage we have built into our business model.”

“Financially, the fiscal 2006 second quarter was another strong one for MSC,” said Chuck Boehlke, Executive Vice President and Chief Financial Officer. “Our continued focus on cost management combined with the growth we attained on the top line enabled us to convert 38% of incremental sales into operating income, excluding the additional operating costs related to SFAS 123R and the departure of an executive. We also continued our strong cash flow performance, generating $6.8 million in free cash flow (see Note 1) during the second quarter of fiscal 2006, compared with $1.3 million in free cash flow a year ago. Our excellent financial performance puts MSC in a strong position to continue executing on its strategy and investing in its future.”

As previously announced, the Company has signed a definitive agreement to acquire J & L America, Inc. DBA as J & L Industrial Supply (J & L), a subsidiary of Kennametal Inc., for $349.5 million. J & L is a leading national specialty metalcutting and finishing distributor with over 74,000 customers and an industry-leading offering of many of the top brands in metalworking. The transaction is expected to close during the second calendar quarter of 2006, subject to customary closing conditions.

Mr. Sandler concluded, “Looking forward, we are extremely excited about our future. Market conditions remain solid, and our core business continues to show strength and grow. We look forward to the successful completion of the J & L acquisition, and to realizing the significant benefits built into this strategic transaction, while also continuing our market expansion strategy. Overall, we remain confident in our ability to take market share and create value for our associates, customers, owners, and suppliers. Based on current market conditions, and without taking into account the J & L transaction, we expect net sales for the fiscal 2006 third quarter to be between $323.0 million and $327.0 million, and diluted earnings per share of between $0.52 and $0.54, which includes approximately $0.02 per diluted share related to the expensing of stock options.”

The management of MSC will host a conference call today at 11:00 a.m. Eastern Time to review the second quarter of fiscal 2006 results and to comment on current operations. The call may be accessed via the Internet at: http://www.mscdirect.com.

Note 1 – Free cash flow is defined as net cash provided by operating activities less expenditures for property, plant and equipment. Net cash flow provided by operating activities during the fiscal 2006 second quarter was $12.1 million. Expenditures for property, plant and equipment in the fiscal 2006 second quarter were $5.3 million. Management considers free cash flow to be an important indicator of the Company’s financial strength and the ability to generate liquidity because it reflects cash generated from operations that can be used for strategic initiatives, dividends, and repurchases of the Company’s stock.

MSC Industrial Direct (NYSE: MSM) is one of the premier distributors of MRO supplies to industrial customers throughout the United States. MSC distributes more than 500,000 industrial products from approximately 2,100 suppliers to approximately 344,000 customers. In-stock availability is approximately 99% and standard ground delivery is next day to 80% of the industrial United States. MSC reaches its customers through a combination of more than 28 million direct-mail catalogs, approximately 91 branch sales offices, approximately 550 sales people, the Internet and associations with some of the world’s most prominent B2B e-commerce portals.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, the Company’s ability to timely and efficiently integrate the J & L business and realize the anticipated synergies from the transaction, changing customer and product mixes, changing market conditions, industry consolidations, competition, general economic conditions in the markets in which the Company operates, recent changes in accounting for equity related compensation, rising commodity and energy prices, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including due to extreme weather conditions) at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on the Company’s information systems and on key personnel, and various other risk factors listed from time to time in the Company’s SEC reports.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Balance Sheets

(In thousands)

	February 25, 2006	August 27, 2005
	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash and cash equivalents	$95,831	$41,020
Available-for-sale securities	6,378	4,254
Accounts receivable, net of allowance for doubtful accounts	146,158	126,501
Inventories	241,705	231,199
Prepaid expenses and other current assets	16,527	18,856
Deferred income taxes	11,786	10,166
Total current assets	518,385	431,996

Available-for-sale securities	19,769	40,224
Property, Plant and Equipment, net	103,980	102,219
Goodwill	63,202	63,202
Other assets	9,659	13,957
Total Assets	$714,995	$651,598

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$44,943	$36,571
Accrued liabilities	44,644	56,080
Current portion of long-term notes payable	153	151
Total current liabilities	89,740	92,802
Long-term notes payable	752	830
Deferred income tax liabilities	27,196	27,550
Total liabilities	117,688	121,182
Shareholders’ Equity:
Preferred Stock	—	—
Class A common stock	56	54
Class B common stock	20	21
Additional paid-in capital	363,892	351,649
Retained earnings	424,607	376,251
Accumulated other comprehensive loss	(65)	(82)
Class A treasury stock, at cost	(191,203)	(191,943)
Deferred stock compensation	—	(5,534)
Total shareholders’ equity	597,307	530,416
Total Liabilities and Shareholders’ Equity	$714,995	$651,598

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Statements of Income

 (In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	February 25, 2006	February 26, 2005	February 25, 2006	February 26, 2005
Net sales	$305,927	$271,365	$601,833	$534,693
Cost of goods sold	160,487	146,503	317,533	291,030
Gross profit	145,440	124,862	284,300	243,663
Operating expenses	91,358	80,963	178,694	157,867
Income from operations	54,082	43,899	105,606	85,796
Other Income:
Interest income, net	1,074	962	1,921	1,738
Other income, net	58	88	151	17
Total other income	1,132	1,050	2,072	1,755
Income before provision for income taxes	55,214	44,949	107,678	87,551
Provision for income taxes	21,885	17,530	42,414	34,145
Net income	$33,329	$27,419	$65,264	$53,406
Per Share Information:
Net income per common share:
Basic	$0.50	$0.40	$0.98	$0.78
Diluted	$0.49	$0.39	$0.96	$0.75
Weighted average shares used in computing net income per common share
Basic	66,773	68,997	66,571	68,693
Diluted	68,327	71,103	68,054	70,853
Cash dividends declared per common share	$0.14	$0.10	$0.26	$0.20

MSC INDUSTRIAL DIRECT CO., INC.

Consolidated Statements of Cash Flows

 (In thousands)

(Unaudited)

	Twenty-Six Weeks Ended
	February 25, 2006	February 26, 2005

Cash Flows from Operating Activities:

Net income	$65,264	$53,406
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	6,272	6,056
Loss on disposal of property, plant and equipment	—	189
Gain on sale of securities	(858)	—
Stock-based compensation	5,040	264
Provision for doubtful accounts	1,320	1,444
Deferred income taxes	(1,974)	(683)
Stock option income tax benefit	—	5,421
Amortization of bond premiums	146	251
Reclassification of excess tax benefits from stock-based compensation	(4,081)	—

Changes in operating assets and liabilities:
Accounts receivable	(20,977)	(17,858)
Inventories	(10,506)	(11,632)
Prepaid expenses and other current assets	2,329	(43)
Other assets	4,298	4,326
Accounts payable and accrued liabilities	1,606	(6,207)

Total adjustments	(17,385)	(18,472)

Net cash provided by operating activities	47,879	34,934

Cash Flows from Investing Activities:
Proceeds from sales of investments in available-for-sale securities	138,068	72,290
Purchases of investments in available-for-sale securities	(119,008)	(77,080)
Expenditures for property, plant and equipment	(8,033)	(5,876)

Net cash provided by (used in) investing activities	11,027	(10,666)

Cash Flows from Financing Activities:
Payment of cash dividends	(17,390)	(13,801)
Purchase of treasury stock	—	(11,053)
Reclassification of excess tax benefits from stock-based compensation	4,081	—
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	1,222	961
Proceeds from exercise of Class A common stock options	8,068	13,380
Repayments of notes payable	(76)	(84)

Net cash (used in) financing activities	(4,095)	(10,597)
Net increase in cash and cash equivalents	54,811	13,671
Cash and cash equivalents – beginning of period	41,020	39,517
Cash and cash equivalents – end of period	$95,831	$53,188
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$40,073	$27,741

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